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                                                            EXHIBIT 23.2

                      Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 10, 1997 (with respect to the consolidated financial statements of CUC International Inc.), included in the Current Report on Form 8-K, dated January 29, 1998, and incorporated by reference in the Proxy Statement filed by Cendant Corporation (formerly "CUC International Inc."), in connection with its offer to purchase 23,501,260 shares of common stock of American Bankers Insurance Group, Inc., that is made a part of Cendant's Registration Statement (Form S-4).



                                                    /s/ Ernst & Young LLP
                                                    ERNST & YOUNG LLP


Stamford, Connecticut
February 17, 1998